Exhibit 99

MDU Resources names Jason Vollmer to CFO position, Stephanie Barth to CAO

BISMARCK, N.D. - Sept. 21, 2017 - MDU Resources Group, Inc. (NYSE: MDU) today announced that Jason L. Vollmer has been promoted effective Sept. 30 to vice president, chief financial officer and treasurer, replacing Doran N. Schwartz as CFO. Schwartz has resigned to accept a position with another organization. MDU Resources also named Stephanie A. Barth to the position of chief accounting officer, in addition to her role as controller.

“Jason’s strong leadership in his role as vice president, chief accounting officer and treasurer and his ability to develop relationships with external stakeholders makes him well-prepared to take on the role of CFO,” said David L. Goodin, president and CEO of MDU Resources. “Stephanie also brings solid leadership skills and a high degree of integrity to her new role as chief accounting officer. She is the right person to lead the accounting team at MDU Resources.

“We thank Doran for his 12 years of dedicated service and his financial leadership at MDU Resources, and we wish him the very best in his new venture,” Goodin said.

Vollmer, 40, joined MDU Resources in 2005 as a financial analyst, was named manager of the treasury, cash and risk management department in 2011, then treasurer and director of cash, risk management and general accounting in 2014, and in 2016 was named vice president, CAO and treasurer. Prior to joining MDU Resources, Vollmer worked at the North Dakota Office of the State Auditor. He has a bachelor’s degree in accounting from Minot State University in North Dakota and is a certified public accountant.

Barth, 45, was hired in 1996 as an accountant at WBI Energy Inc., a subsidiary of MDU Resources. Barth held a number of positions of increasing responsibility at WBI Energy, and in 2015 was named vice president, CAO and treasurer at the subsidiary. In 2016, Barth also was named controller at MDU Resources. Prior to joining the company, Barth worked at Eide Bailly. She has a bachelor’s degree in accounting from the University of North Dakota and is a CPA.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095